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                                                                    Exhibit 99.1


                                PERCEPTRON, INC.
                           FOURTH QUARTER FISCAL 2001
                     AUGUST 15, 2001 CONFERENCE CALL SCRIPT

Alfred A. Pease:

Good morning and thank you for joining us.

Before we begin, in accordance with the Securities and Exchange Commission ("SEC") rules, you should know that a number of the matters we discuss today may constitute forward-looking statements as defined by the SEC, including those concerning the Company's future results and the Company's product development efforts, among others. Actual results may differ materially from those discussed today and involve a number of uncertainties that are detailed in the press release announcing the operating results for the fourth quarter and fiscal year 2001.

The revenue results for quarter were about what we expected, given the relatively slow conditions for automotive programs during this fiscal year and the slow economic conditions about which we spoke last quarter. Our earnings performance was better than expected, an encouraging result that was due to two important factors that we will discuss shortly.

Before we get into the details of our products and our businesses I would like John Garber to give you an overview of the results of the fourth quarter.

John Garber:

Sales for the fourth quarter of 2001 were $14.0 million including a $500,000 increase related to the adoption of SAB 101, the new accounting standard for revenue recognition. Pro forma sales for the same period one year ago were $18.9 including a $200,000 pro forma reduction related to SAB 101. Sales for the year ended June 30, 2001 were $50.7 million after giving effect to an $188,000 increase related to SAB 101. Pro forma sales for the year ended June 30, 2000 were $69.0 million after giving effect to a Pro forma $800,000 decrease related to SAB 101. Sales for the quarter and year were both approximately 26% below the same periods one year ago primarily due to the weak domestic economy, particularly in the industries we serve. A bright spot during the quarter was the sale of approximately $1.1 million of our new scanning solutions. We have been developing this product for over one year, and it has significant future sales potential.

The Company reported a fourth quarter net loss of $763,000, or $.09 per share, compared with net income of $25,000 for the same period one year ago. Given the relatively low level of sales, operating performance was quite good. The gross margin of 58% was up 4.5% compared with one year ago as we had a very favorable mix of products sold during the quarter. Excluding the unusual pre-tax charges of $564,000 for employee separation costs and a $224,000 exchange loss related to the Euro's decline






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against the dollar, the pre-tax loss was reduced to only $154,000 compared with the pre-tax loss of approximately $3.4 million before unusual items in the previous quarter.

We did begin to realize some benefit from the restructuring initiatives that were implemented throughout the fourth quarter. Employee headcount is currently 309 compared with 364 as of March 31, 2001. We have closed offices in Philadelphia, Portland, and Korea in addition to an office in Ann Arbor that was closed last year. Most of the benefit from these cost reduction actions will be reflected in our first quarter fiscal 2002 performance.

The Company had new order bookings of $10.4 million during the quarter, compared with new order bookings of $13.1 million last quarter, and $17.8 million one year ago. The Company's backlog was $20.3 million as of June 30, 2001 compared with $23.4 million as of March 31, 2001.

Our consolidated cash balance at the end of the quarter was $6.5 million compared with $6.1 million at March 31, 2001. Cash flow from a $2.8 million reduction in accounts receivable during the quarter offset the use of cash resulting from the pre-tax loss of $942,000 and a $1.4 million increase in inventories. Bank debt increased by approximately $100,000 during the quarter to $13.6 million as of June 30, 2001. Total shareholders' equity was $40.3 million, and book value per share was $4.92 as of year-end.

Alfred A. Pease:

There are many positive things to report this quarter, and the outlook for the next fiscal year looks brighter than it has in some time.

First, let me make a general comment about our expenses, our products and our margins. Ongoing and already accomplished cost cutting measures have returned our inflation adjusted spending rates to below fiscal 1997 levels. We have begun to see the first effects of this in the fourth quarter performance, where we experienced a relatively modest net pre-tax loss, before unusual charges, on sales of about $14 million. This compared with a net pre-tax gain before unusual charges, of about $1 million, in the fourth quarter of the last fiscal year when sales were about $5 million greater. The ongoing expense reductions have reduced the threshold for profitability considerably.

The expense reductions were in part achieved because many of the intense product development efforts that have been ongoing for the past two years have been completed. In addition, a few product development programs that are not projected to produce revenues for the coming fiscal year have been suspended or terminated. For those initiatives that fall into this category, strategic partnerships are being sought in an effort to achieve some financial benefits for these development efforts.




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One of the product developments recently completed has already started to gain acceptance and hold even greater promise for the future. This product is our scanning solution for reverse engineering and inspection.

Our high speed, light and accurate sensors have been adapted to precision CMMs and manually articulated arms and integrated with our Scanworks toolkit and Scanworks Lite software packages. They provide our customers with the ability to perform rapid prototyping and gather model data clouds at rates that exceed those possible with touch probes by a factor of more than 10,000. Our systems can gather part information at the rate of more than 21,000 points per second versus a maximum of 2 per second with a touch probe on a CMM, and a maximum of one point every three seconds with a touch probe on a manually articulated arm.

The first major order for these products was shipped during the past quarter. This represents the breakthrough success for our emerging markets business unit, now called Technology Components. We intend to leverage specific technology development into selected OEM marketplaces that do not interfere or compete with our core systems businesses.

We have created new names for many of our automotive products to reflect their common platforms and integrated capabilities, at the same time making it easier for our customers to understand the range and scope of solutions available to them.

Our P-1000 and IPNet platforms that form the foundation for our inline fixed process control measurement systems are now known as AutoGauge products. Our paint quality inspection products fall under the name AutoSpect. Our flexible gauging and scanning products are now AutoScan. Robot guidance products that had gone under the various labels of P-2000 and RGS are now known as AutoGuide products. And our newly released Gap and Flush measurement systems are now known as AutoFit.

Our North American automotive business is strengthening, and so far we have not seen the delays in capital equipment spending that characterized our business during the last fiscal year.

We have already received a significant order during the first quarter from a Large North American Automotive company to remove and replace our competitor's product with our AutoGauge system.

We have seen additional first quarter orders based on the continuation of a manufacturing process trend for "pierced" holes rather than "stamped" holes. Our systems are critical to the verification that these holes are correctly pierced during the manufacturing process.

In addition, we are seeing the adoption by at least one major North American automotive manufacturer of the use of "distributed gauging" that began with our European customers. Distributed gauging allows for more precise and timely analysis of manufacturing process problems, and increases our overall content in the plants.




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Prospects for our European Automotive group remain strong. Already this quarter we have received a large AutoGauge order in Spain. The system is comprised of 27 robotic measurement systems using our new IPNet Hardware/Software Platform with Web-based communications. The plant is among the first to use our AutoGauge products that manufactures commercial vehicles, instead of the traditional passenger vehicles.

We see increased interest in the commercial vehicle segment. Our Robotic Gauging is particularly suitable for this type of vehicle due to the need to manufacture it in many variations in a single facility.

Another trend is that several European car manufacturers are switching to aluminum vehicles. Our measurement systems are particularly well suited for this demanding application. We recently received a large AutoGauge order from an English company manufacturing a new aluminum vehicle, and we received an order this quarter from a German company who is also manufacturing an aluminum vehicle.

We are seeing increasing interest from Eastern European Automotive Plants. We recently finished a project in Bratislava, a country next to Austria, for the joint venture manufacture of an SUV.

We also anticipate receiving an order this quarter for a vehicle to be manufactured in Poland, and we are in discussions with a company that plans to manufacture the vehicle in what was the former East Germany as well.

After a very difficult year, prospects for our Forest Product businesses are finally showing the signs of improving. The primary driver for the renewed interest on the part of our customers for increased capital spending is the up tick in the commodity prices for dimension lumber. These prices have risen from a sustained low below $220/Mbf to a level where they oscillate about a $300/Mbf level. This is above the level where the mills sell their lumber profitably, and at which they are again disposed to invest in process improvements for their mills.

For example, during last quarter's conference call, we talked about new software products, Mill Wide Web and Mill Web QC, which are web based information gathering and reporting systems designed to easily integrate the diverse machinery and information systems in sawmills into a common information system.

We also spoke about the new Mill Profitizer, which is a new generation of optimization technology that optimizes lumber manufacturing beyond the individual log or board and incorporates sales, manufacturing capability and raw material procurement into the optimization process. During this current quarter we have received a significant verbal order for the first full Mill Profitizer.

While a strong pent-up demand exists for our products among the lumber producers, they are watching the lumber prices carefully. If lumber prices stay steady or increase, we believe that business in this sector will be good.


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Overall, like many other companies, we have weathered a tough year and emerged stronger and leaner as a result. Our reasons to be optimistic for the coming fiscal year are many. Based upon what we are seeing we are hopeful that the economy, at least as it relates to our primary businesses, will show renewed growth after the precipitous decline that we saw during the past twelve months.

Our customers, particularly our automotive ones at this point, are once again placing orders for our systems, and we are not aware of any material impending delays for those orders.

We have finished most of our expensive development projects and are bringing the most fruitful of these to market. Our new technology components business has already produced good results and the prospects are very bright for growth there. Moreover, growth in this business area is not accompanied by the same level of SG&A increase as comparable growth in our systems businesses require.

Because of some of our newly released products and increased content in the plants we expect to see margins hold steady or rise a bit.

And finally, our significant and ongoing operating cost reduction efforts have resulted in lower sales thresholds for profitability.

SAFE HARBOR STATEMENT

Certain statements in this Exhibit 99.1 may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal 2002 and future revenue, order booking levels and earnings levels, and the impact of the Company's cost reduction initiatives. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in this Exhibit 99.1, including, but not limited to, the dependence of the Company's revenue on a number of sizable orders from a small number of customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, general product demand and market acceptance risks, the ability of the Company to successfully compete with alternative and similar technologies, the timing and continuation of the Automotive industry's retooling programs, the impact of lumber prices on capital spending in the Forest Products industry, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, general product development and commercialization difficulties, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or





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developed in the future, the level of interest existing and potential new customers may have in new products and technologies generally, rapid or unexpected technological changes, the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive and Forest Products industries, both of which have from time to time been subject to cyclical downturns due to the level of demand for, or supply of, the products produced by companies in these industries, variations in the amount of cost savings anticipated from the cost reduction initiatives and the impact of cost reduction initiatives on the Company's revenues, order bookings and earnings. The Company's expectations regarding future bookings and revenues are based upon oral discussions with customers and are subject to change based upon a wide variety of factors, including economic conditions and system implementation delays. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders are dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process.




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